Exhibit 19.1

MAIA BIOTECHNOLOGY, INC. INSIDER TRADING POLICY

and Guidelines with Respect to Certain Transactions in Company Securities

Adopted: November 5, 2021

(updated February 8, 2024)

In order to take an active role in the prevention of insider trading violations by its directors, officers and other employees, as well as by other related individuals, MAIA Biotechnology, Inc. (the “Company”) has adopted the policies and procedures described in this Memorandum. This Insider Trading Policy shall take effect upon start of public trading of the Company’s securities on NYSE American Stock Market.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including shares of common stock, options for shares of common stock and any other securities the Company may issue from time to time, such as preferred shares, warrants and convertible debentures, as well as to derivative securities relating to the Company’s shares, whether or not issued by the Company, such as exchange-traded options. It applies to all directors, officers, and all other employees of, or consultants or contractors to, the Company, as well as family members of such persons, and others, in each case where such persons have or may have access to Material Nonpublic Information (as defined below). This group of people, and members of their immediate families, and members of their households, who are sometimes referred to as “Designated Insiders,” are collectively referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider. “Section 16 Persons” means every person who is directly or indirectly the beneficial owner of more than 10 percent of any class of any equity security (other than an exempted security) of the Company which is registered under the Securities Exchange Act of 1934, as amended, or who is a director or an officer of the Company.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time and would be subject to this Policy.

Compliance Officer

The Company has appointed its General Counsel as the Company’s Insider Trading Compliance Officer. If there is no General Counsel, the Company’s Chief Financial Officer will serve as the Company’s Insider Trading Compliance Officer. Please contact him (or anyone that he has designated to field questions) with questions as to any of the matters discussed in this Policy.

Statement of Policy

General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information in securities trading.

Specific Policies

1.
Trading on Material Nonpublic Information. No director, officer or other employee of, or consultant or contractor to, the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the open of business on the second full Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” shall mean a day on which the NYSE American Stock Market is open for trading. A Trading Day begins at the time trading begins on such day. This restriction on trading does not apply to any Exempt Transaction (as defined below under “Certain Exceptions”). .
2.
Tipping. No Insider shall disclose (“tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

3.
Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. In the event any director, officer or other employee receives any inquiry from outside the Company, such as from a stock analyst, for information (particularly financial results and/or projections) that may be Material Nonpublic Information, the inquiry should be referred to the Company’s Insider Trading Compliance Officer, who is responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.
4.
Blackout Period. All Section 16 Persons and Designated Insiders (contact the Insider Trading Compliance Officer if you are unsure whether you fall into either of these categories) must refrain from engaging in transactions involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during the period in any fiscal quarter commencing two weeks prior to the end of the fiscal quarter and ending at the open of market on the second full Trading Day following the date of public disclosure of the financial results for the prior fiscal quarter or year. This is a particularly sensitive period of time for transactions in the Company’s shares from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that directors, officers and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter. All Section 16 Persons and Designated Insiders of the Company are prohibited from trading during the Blackout Period. The prohibition against trading during the Blackout Period encompasses the fulfillment of “limit orders” by any broker for a Section 16 Person or Designated Insider, and the brokers with whom any such limit order is placed must be so instructed at the time it is placed. This trading restriction does not apply to transactions made under an any Exempt Transaction (as defined below under “Certain Exceptions”). Each person is individually responsible at all times for compliance with the prohibitions against insider trading.
5.
Trading Window. The “Trading Window” is that period of a fiscal quarter during which the Section 16 Persons and Designated Insiders of the Company are not precluded (assuming they do not possess Material Nonpublic Information) from trading in the Company’s securities as described in Paragraph 6 below. The safest period for trading in the Company’s securities, assuming the absence of Material Nonpublic Information, is generally the first 20 days of the Trading Window. However, even during the Trading Window any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least one full Trading Day. This trading restriction does not apply to Exempt Transaction. Each person is individually responsible at all times for compliance with the prohibitions against insider trading.
6.
Pre-clearance of Trades. The Company has determined that all Section 16 Persons and Designated Insiders of the Company should refrain from trading in the Company’s securities, even during the Trading Window, without first complying with the Company’s “pre-clearance” process. Each Section 16 Person and Designated Insider should contact the Company’s Insider Trading Compliance Officer prior to commencing any trade in the Company’s securities. The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process from certain other employees who have access to Material Nonpublic Information. A Section 16 Person or Designated Insider wishing to trade pursuant to an Exempt Transaction need not seek pre-clearance from the Company’s Insider Trading Compliance Officer before each such trade takes place.
7.
Prohibition Against Margining of Company Securities. No Section 16 Person of the Company shall margin, or make any offer to margin, any of the Company’s securities as collateral to purchase the Company’s securities or the securities of any other issuer at any time. Notwithstanding the previous sentence, this paragraph is not meant to, and shall not be construed so as to, affect the ability of any Section 16 Person of the Company, from using his or her Company’s securities as collateral to securitize a bona fide loan.
8.
Prohibition Against Short Sales. No Section 16 Person or other employee of the Company shall, directly or indirectly, sell any equity security of the Company if the person selling the security or his principal (1) does not own the security sold, or (2) if owning the security, does not deliver it against such sale (a “short sale against the box”) within 20 days thereafter, or does not within five days after such sale deposit it in the mails or other usual channels of transportation. Generally, a short sale, as defined in this Policy, means any transaction whereby one may benefit from a decline in the Company’s share price. While employees who are not executive officers or directors are not prohibited by law from engaging in short sales of the Company’s securities, the Company believes it is inappropriate for employees to engage in such transactions.
9.
Prohibition Against Trading in Derivative Securities. No Section 16 Person or other employee of the Company shall purchase or sell or make any offer to purchase or offer to sell, derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange traded options to purchase or sell the Company’s securities (so called “puts” and “calls”). This paragraph is not meant to, and shall not be construed as to, affect the ability of the Company to grant options to officers, directors and employees under employee benefit plans or agreements adopted by the Board of Directors or the ability of officers, directors and employees to exercise such options and sell the underlying shares, provided that any such sale is otherwise in accordance with this Policy.
10.
Prohibition Against Internet Disclosure. It is inappropriate for any unauthorized person to disclose Company information on the Internet and more specifically in forums (chat rooms) where companies and their prospects are discussed. Examples of such forums include but are not limited to Yahoo! Finance, Silicon Investor and Motley Fool. The posts in these forums are typically made by unsophisticated investors who are sometimes poorly informed, and generally are carelessly stated or, in some cases, malicious or manipulative and intended to benefit their own stock positions. Accordingly, no director, officer, employee, consultant or contractor or other party related to the Company may discuss the Company or Company-related information in such a forum regardless of the situation. Despite any inaccuracies that may exist (and often there are many), posts in these forums can result in the disclosure of material non-public information and may bring significant legal and financial risk to the Company and are therefore prohibited, without exception. Any post that is made by any person with access to Material Nonpublic Information, or information supplied by any such person for someone else to post, will be treated as a violation of this Policy.

Potential Criminal and Civil Liability and/or Disciplinary Action

1.
Liability for Insider Trading. Pursuant to federal and state securities laws, Insiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company’s securities at a time when they have knowledge of Material Nonpublic Information regarding the Company.
2.
Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.
3.
Possible Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.
4.
Individual Responsibility. Every person subject to this Policy has the individual responsibility to comply with this Policy against insider trading, and appropriate judgment should be exercised in connection with any trade in the Company’s securities. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the restrictions and guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed for, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All directors, officers and other employees should treat Material Nonpublic Information about the Company’s business partners with the same care required for information related directly to the Company.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities. In this regard, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:

Financial Related Events

•
Financial results
•
Projections of future earnings or losses
•
Stock splits
•
New equity or debt offerings
•
Impending bankruptcy or financial liquidity problems
•
Creation of a material direct or contingent financial obligation

Corporate Developments

•
Pending or proposed merger or acquisition
•
Disposition or acquisition of significant assets
•
Significant litigation exposure due to actual or threatened litigation
•
Major changes in senior management
•
Material agreement not in the ordinary course of business (or termination thereof)

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. Either positive or negative information may be material.

Certain Exceptions

Notwithstanding anything to the contrary in this Policy, the Company considers the following transactions exempt from this Policy’s trading restrictions (collectively, “Exempt Transactions”):

•
the purchase of Company’s securities from the Company;
•
the sale of Company’s securities to the Company;
•
the purchase and sale of mutual funds, similar professionally managed "commingled pools" or exchange-traded funds that invest in Company’s securities in addition to securities of other companies;
•
the exercise of a stock option for cash that was awarded by the Company under one of its option plans; provided that no shares of the Company are sold in the market to fund the exercise price of such stock option or to satisfy any tax withholding obligation (the “cashless exercise” of a Company stock option through a broker involves the sale of shares of the Company in the market, and therefore would not qualify under this exception); provided, further, that, for the avoidance of doubt, this Policy does apply to transactions in the shares issued upon exercise of a stock option;
•
the surrender of shares of the Company to satisfy any tax withholding obligation in a manner permitted by the applicable equity award agreement; provided that no shares of the Company are sold in the market in connection therewith;
•
transactions executed under a Rule 10b5-1 trading plan that (i) is entered into at a time when not in possession of material nonpublic information concerning the Company, (ii) complies with Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule, and (iii) has been approved in advance, in writing, by the Compliance Officer; or
•
purchases of Company’s securities in the Company’s 401(k) plan, if any, resulting from an Insider’s periodic contribution of money to the plan pursuant to the Insider’s payroll deduction election; provided, however, that this Policy’s trading restrictions do apply to elections an Insider may make under the 401(k) plan to: (i) increase or decrease the percentage of the Insider’s periodic contributions that will be allocated to the Company stock fund; (ii) make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (iii) borrow money against the Insider’s 401(k) plan account if the loan will result in a liquidation of some or all of the Insider’s Company stock fund balance; and (iv) pre-pay a 401(k) plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Additional Information - Directors and Officers

Directors and officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option, nor the purchase of shares under the Company’s employee share purchase plan, if any, is deemed a purchase under Section 16(b); however, the sale of any such shares is a sale under Section 16.

Persons subject to the reporting requirements of Section 16 must file their statements of change in ownership on Form 4 before the end of the second business day following such change in ownership and, within 45 days of the end of the fiscal year, file their annual statement of beneficial ownership, if necessary. These reports will be made available on our corporate website and are publicly accessible on the SEC’s website at www.sec.gov.

Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer.